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                                                                  Exhibit 10.78


                             RENAISSANCE COSMETICS, INC.
                                  635 MADISON AVENUE
                               NEW YORK, NEW YORK 10022


                                   May 15, 1998


Mr. John R. Jackson
1116 Preserve Circle
Golden, Colorado  80401


     RE:  EMPLOYMENT AGREEMENT ("AGREEMENT")

Dear John:

          This Agreement sets forth the terms and conditions of your continued employment with Renaissance Cosmetics, Inc., a Delaware corporation ("RCI"), Dana Perfumes Corp., a Delaware corporation ("Dana"), Cosmar Corporation, a Delaware corporation, Flirt Cosmetics, Inc., a Nevada corporation ("Flirt"), Marcafin, S.A., a Swiss corporation ("Marcafin"), Perfumes Dana do Brasil, S.A., a Brazilian corporation ("Dana Brasil"), and certain of RCI's other subsidiaries (the "Subsidiaries") as designated from time to time by the Chief Executive Officer and/or Board of Directors of RCI (the "Board"). RCI, Dana, Cosmar, Flirt, Marcafin, and Dana Brasil are collectively referred to herein as the "Employers." This Agreement shall become effective as of May 15, 1998 (the "Effective Date").

          1. EMPLOYMENT AND SERVICES. You shall continue to be employed as a Group Vice President, Corporate Development and Human Resources and Secretary of RCI and Vice President and Secretary of each of the Employers and the Subsidiaries, for the period beginning on the Effective Date and ending upon the two year anniversary of the Effective Date or earlier termination pursuant to paragraph 5 (the "Employment Period"); provided, however, that, in the absence of termination, the Employment Period shall be extended for successive one year terms so long as neither party gives written notice of non-renewal to the other party not less than 90 days prior to the then-current scheduled expiration date of the Employment Period. If such notice of non-renewal is given, this Agreement shall expire at the end of the then-current term. During the Employment Period, you shall render such services to the Employers as the Chief Executive Officer

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and/or Board shall designate from time to time, and you shall devote your best efforts and full time and attention to the business of the Employers.

          Each of the Employers is jointly and severally liable for the obligations hereunder; provided, however, that with respect to the fringe benefits provided hereunder, such benefits shall be provided under RCI's plans and in the event RCI is unable for any reason to provide such benefits, the Employers shall promptly make a cash payment to you in an after-tax amount sufficient to permit you to purchase equivalent benefits in the marketplace. The Employers shall determine, in their discretion, which Employer shall make all cash payments required under the terms of this Agreement, but nothing herein shall limit the joint and several liability of each of the Employers.

          2. COMPENSATION. During the Employment Period, the Employers shall pay you an annual base salary of $210,000 ("Base Salary"), payable in installments in accordance with RCI's regular payroll practices. The Base Salary shall be subject to annual review by the Board and possible increase on an annual basis, in the discretion of the Board. In addition, during the Employment Period, you will participate in RCI's senior executive annual bonus program, in such manner and at such level as is determined by the Board; provided, however, that you will be entitled to receive a minimum bonus of $10,000 for each year during the Employment Period without regard to the amount you would otherwise be entitled to receive under the bonus program then in effect. The bonus program is reviewed by the Board yearly at which time the Board sets targets which it deems reasonable for RCI.

          3.   BENEFITS AND OTHER MATTERS.

               (a) INSURANCE AND OTHER BENEFIT PLANS. You shall be entitled to participate in the insurance plans, retirement plans and all other benefit plans generally available to RCI's executive employees as in effect from time to time.

               (b)  VACATION.  During the Employment Period, you shall
receive four weeks of paid vacation per year.   Unused vacation shall accrue
for the following year; however, you agree not to take more than five weeks of vacation in any one year. In addition, any unused vacation (determined on the basis of four weeks per year) from the first date of your employment with any of the Employers up to the Effective Date shall accrue in accordance with the terms hereof. Upon termination of your employment for any reason, you will be entitled to receive payment for any accrued but unused vacation through the date of termination.

               (c) INDEMNIFICATION. RCI ratifies and confirms that its obligations under the Indemnification Agreement, dated May 12, 1997, by and between RCI and you, remain in full force and effect, and each of the other Employers agrees to become a party to, and assume and perform the obligations of RCI under, such Indemnification Agreement.

               (d) REIMBURSEMENT OF EXPENSES. The Employers will reimburse your reasonable out-of-pocket expenses incurred in connection with the performance of your services

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hereunder, in each case subject to and consistent with RCI's expense reimbursement policy; provided that, for all expenses incurred by you on and after the Effective Date, you prepare expense reports within thirty (30) days of the date the expense is incurred. With respect to all expenses incurred by you prior to the Effective Date for which you have not submitted requests for reimbursement, the Employers will reimburse you for such expenses consistent with RCI's expense reimbursement policy provided that you submit the appropriate documentation by not later than June 15, 1998.

               (e) COMPANY CAR. You will be entitled to the use of a company car at the Employers' expense on terms no less favorable than those
provided to RCI's  executives generally (the "Company Car").   The Employers
may, in their discretion, lease or acquire the Company Car for your use, consistent with prior practice; provided, however, that the purchase price of the Company Car (or the purchase price implicit in the lease rate) including all taxes shall not exceed $40,000 (or you may choose a car allowance of $1,000 per month). At the expiration of the Employment Period as provided in paragraph 1 hereof or upon the termination of your employment by the Employers without Cause (as defined below) or by you for Good Reason (as defined below), (i) the Company Car shall become your property, at no expense to you; provided, however, that in the event the Company Car is under lease to the one of the Employers at such time, the Employers may, in their discretion, elect to continue to make the payments under the lease and transfer title to the Company Car to you at the end of the term of the lease, and provided further that you will not be entitled to the continuation of any other benefits under the Employers' then-current car policy, and (ii) the Employers will reimburse you for any federal or state tax liability incurred by you arising out of the transfer of the Company Car to you.

               (f)  TRAVEL.   During the Employment Period, you will continue
to be based in Denver, Colorado.   You will  be required to travel in an
amount consistent with the amount you have traveled for the Employers over the two years prior to the Effective Date, and you will continue to be reimbursed for travel expenses in a manner consistent with RCI's practice over the same period of time.

          4.   TERMINATION AND SEVERANCE.

               (a) The Employment Period shall terminate on the first to occur of (a) the then-current scheduled expiration date of the Employment Period, (b) termination with or without Good Reason (as defined below) by you, or (c) termination with or without Cause (as defined below) by the Chief Executive Officer or the Board.

               (b) If (i) the Employers terminate your employment with Cause, or (ii) you terminate your employment without Good Reason, you shall be entitled to receive only accrued but unpaid Base Salary and other benefits to which you are entitled through the date of termination, plus unreimbursed expenses incurred through the date of termination.

               (c) If the Employers terminate your employment for reasons other than for Cause, or you terminate your employment for Good Reason, you shall be entitled to (i) the

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amount of any accrued but unpaid Base Salary and other benefits to which you are entitled through the date of termination, and unreimbursed expenses incurred through the date of termination, plus (ii) the greater of (A) the Base Salary for each year (pro rated for any part thereof) remaining in the Employment Period after the date of termination, or (B) one year's Base Salary (net of any severance payments paid to you under the Employers' severance policy as may then be in effect). In addition, in the event the executives participating in RCI's senior executive bonus program receive a bonus for the fiscal year in which your employment is terminated for the reasons described in this paragraph (c), you will also receive the full amount of the bonus you would have been entitled to receive with respect to such fiscal year but for the termination of your employment at any time during such fiscal year. The payments described in (ii) above plus the bonus described in the immediately preceding sentence are collectively referred to herein as the "Severance Payments." You shall also be entitled to receive the full insurance and other benefits (under the benefit plans described in paragraph 3(a) hereof) you were receiving immediately prior to the termination date for the period in which you are receiving Severance Payments.

               (d)   For purposes of this Agreement:

               (i)  "Cause" shall mean:

                    (A) your willful and repeated failure to comply with the reasonable and lawful directives of the Chief Executive Officer and/or the Board;

                    (B) any criminal act or act of dishonesty, disloyalty, misconduct or moral turpitude by you that is injurious in any significant respect to the property, operations, business or reputation of the Employers; or

                    (C) your material breach of this Agreement (which shall include any breach of paragraph 5 or paragraph 6 hereof).

          A determination that Cause exists shall be made by the Board.

               (ii) "Good Reason" shall mean termination at your election based on (A), (B), or (C) below (provided that such termination occurs within 90 days of the date on which the event described in (A), (B), or (C) becomes effective) or by reason of an event described in (D) below:

                    (A) a reduction in your fringe or retirement benefits that is not applied by the Employers to executives generally or, in the case of any benefit unique to you, a more than immaterial reduction in such benefit, or a reduction by the Employers in your Base Salary;

                    (B) the (I) merger or consolidation of RCI into or with any other entity, (II) change in control of RCI (which, for purposes hereof, shall mean a transfer to a third party (i.e., a party other than one of the Employers or one of their Subsidiaries) which vests in such third

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party 50% or more of the total voting power of the common stock of RCI;
provided, however, that a transaction that vests 50% or more of the total voting power of the common stock of RCI in the holders of the 11 3/4% Senior Notes due 2004 shall not constitute a change of control for purposes hereof), or (III) sale, transfer or other disposition of all or substantially all of the assets of RCI ((I), (II) and (III) are collectively referred to as a "Restructuring Event"), unless the entity which survives the Restructuring Event shall assume and agree to perform the obligations of RCI hereunder pursuant to an instrument reasonably acceptable to you;

                    (C) you are required by the Employers to relocate or your travel time increases materially compared to your travel time for the Employers over the two years prior to the Effective Date; or

                    (D) you die or become mentally or physically disabled for such period of time and under circumstances which entitle you to receive disability benefits under the terms of the long-term disability insurance policy then maintained by the Employers.

          (e) In the event that, during the period in which you are receiving Severance Payments and the other benefits described in paragraph
(c) hereof (collectively, the "Severance Benefits"), you secure full-time employment with any third party, you shall notify the Employers of such employment prior to the commencement thereof. Effective immediately upon the commencement of your new employment, the Severance Benefits shall cease and the Employers shall have no further obligation to you with respect to Severance Benefits.

          (f) All Severance Payments shall be made monthly at such time as RCI's regular payroll payments are made, with the exception of the portion attributable to the bonus described in paragraph 4(c) hereof which shall be paid at the same time as RCI pays all other bonuses under the senior executive bonus program.

          5. CONFIDENTIAL INFORMATION. You acknowledge that information obtained by you during your employment with the Employers concerning the business or affairs of the Employers ("Confidential Information") is the property of the Employers. You shall not at any time during or after the Employment Period, without the prior written consent of the Board, disclose to any unauthorized person or use for your own account or for the account of any person other than the Employers any Confidential Information, except to the extent necessary to comply with applicable laws or to the extent that such information becomes generally known to and available for use by the public other than as a result of your acts or failure to act. Upon termination of the Employment Period or at the request of the Board at any time, you shall deliver to the Board all documents containing Confidential Information or relating to the business or affairs of the Employers that you may then possess or have under your control.

          6.   NON-COMPETITION; NON-SOLICITATION.

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               (a)  NON-COMPETITION.  You acknowledge that you are and will be in possession of Confidential Information and that your services are of unique and great value to the Employers. Accordingly, during the Employment Period and, if applicable, for so long as you are receiving Severance Payments in accordance with the terms of paragraph 4 hereof (the "Non-Compete Period"), you shall not directly or indirectly own, manage, control, participate in, consult with, render services to, or in any manner engage in, any enterprise competing with any business of the Employers conducted or proposed (during the Employment Period or on the date of termination of the Employment Period) to be conducted, within any geographical area in which the Employers engage or plan (during the Employment Period or on the date of termination of the Employment Period) to engage in such business. Nothing herein shall prohibit you from being a passive owner of not more than 1% of any publicly-traded class of capital stock of any entity engaged in a competing business.

               (b) NON-SOLICITATION. During the Non-Compete Period, you shall not (i) induce or attempt to induce any employee of the Employers to terminate, or in any way interfere with, the relationship between the Employers and any employee thereof, (ii) hire directly or through another entity any person who was an employee of the Employers at any time during the Employment Period or (iii) induce or attempt to induce any customer or other business relation of the Employers to cease doing business with the Employers, or in any way interfere with the relationship between any such customer or business relation and the Employers.

               (c) SCOPE OF RESTRICTION. If, at the time of enforcement of this paragraph 6, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area.

               (d) INJUNCTIVE RELIEF. You acknowledge that the Employers would be irreparably harmed by a breach by you of the provisions of this paragraph 6 or of paragraph 5 above, and hereby consent to the Employers' request for injunctive relief in connection with any such breach or threatened breach.

          7. KEY MAN LIFE INSURANCE. In the event any of the Employers purchases a key man life insurance policy covering you, you agree to provide such Employer with such information, and execute such documents, as may be necessary for such Employer to purchase such policy.

          8. PRIOR AGREEMENTS. This Agreement embodies the complete agreement and understanding between the parties and supersedes any and all prior agreements, arrangements or understandings, written or oral, with respect to the matters addressed herein. This Agreement may be amended or modified, and the terms hereof may be waived, only in a writing duly executed and delivered by you and each of the Employers.

          9. SURVIVAL. The provisions of paragraphs 5 and 6 hereof will survive any termination of this Agreement.

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          10.  GOVERNING LAW.  All questions concerning the construction, validity and interpretation of this Agreement shall be governed by the internal law, and not the law of conflicts, of the State of New York.

          11. NOTICES. Any notices, consents or other communications required hereunder shall be in writing and shall be sufficiently given only if sent by overnight courier (such as Federal Express) or by registered or certified mail (return receipt requested), postage prepaid, addressed as follows (or to such other address or addresses as may hereafter be furnished in writing by notices similarly given by one party to the other):

               To you:

               Mr. John R. Jackson
               1116 Preserve Circle
               Golden, Colorado 80401

               To the Employers:

               c/o Renaissance Cosmetics, Inc.
               3 Landmark Square
               Fifth Floor
               Stamford, Connecticut 06901
               Attention:  President and Chief Executive Officer

               With a copy to:

               Brownstein Hyatt Farber & Strickland
               410 Seventeenth Street, 22nd Floor
               Denver, Colorado  80202
               Attention:  Jacquelyn Kilmer, Esq.

          12. COUNTERPARTS. This Agreement may be executed in two or more original counterparts, each of which shall constitute an original and both or all of which together shall constitute one and the same instrument. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement. Signatures may be exchanged by telecopy, with original signatures to follow. Each party to this Agreement agrees to be bound by its/his own telecopied signature and to accept the telecopied signature of the other party to this Agreement.

          13. SEVERABILITY. The various provisions of this Agreement are severable from each other and from the rest of this Agreement, and, in the event any part of this Agreement is held to be invalid or unenforceable by a court or otherwise, the remainder of this Agreement shall be fully effective, operative and enforceable.

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          14.  ATTORNEYS' FEES.  Should any dispute arise between the
Employers and you concerning this Agreement or its terms and conditions, the substantially prevailing party in any action or proceeding brought to resolve such dispute, whether at trial, on appeal or in another proceeding shall be entitled to receive from the other party its/his reasonable attorneys' fees.

          Please execute the extra copy of this letter agreement in the space below and return it to the undersigned at the address set forth above to confirm your understanding and acceptance of the agreements contained herein.


                                   Very truly yours,

                                   RENAISSANCE COSMETICS, INC.
                                   DANA PERFUMES CORP.
                                   COSMAR CORPORATION
                                   FLIRT COSMETICS, INC.
                                   MARCAFIN, S.A.
                                   DANA DO BRASIL, S.A.


                                   By: /s/ Norbert Becker
                                       ---------------------------
                                   Name:   Norbert Becker
                                   Title:  President and Chief Executive
                                           Officer




Accepted and agreed to:

MR. JOHN R. JACKSON


/s/ John Jackson
---------------------------


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